Exhibit 10.2
Execution Version

Date:	March 31, 2026
To:	nCino Inc. 6770 Parker Farm Drive Wilmington, NC 28405
Attention:	Greg Orenstein
Phone:	910-777-5418
From:	Wells Fargo Bank, National Association 30 Hudson Yards New York, NY 10001-2170 Email:CorporateDerivativeNotifications@wellsfargo.com
Re:	Forward Share Repurchase Transaction

The purpose of this communication (this “Confirmation”) is to confirm the terms and conditions of the transaction entered into between Wells Fargo Bank, National Association (“Wells Fargo” or “Dealer”) and nCino Inc. (“Counterparty”) on the Trade Date specified below (the “Transaction”). This Confirmation (including the Appendix and Annex hereto) constitutes a “Confirmation” as referred to in the Master Agreement specified below.

This Confirmation is subject to, and incorporates, the definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). Any capitalized term not otherwise defined herein shall have the meaning assigned to such term in the Equity Definitions. The Transaction is a Share Forward Transaction for purposes of the Equity Definitions.

1. This Confirmation evidences a complete and binding agreement between Wells Fargo and Counterparty as to the terms of the Transaction to which this Confirmation relates. The Confirmation shall be subject to an agreement (the “Master Agreement”) in the form of the 2002 ISDA Master Agreement (the “ISDA Form”) as if Wells Fargo and Counterparty had executed an agreement in such form on the date of this Confirmation (without any Schedule except for (i) New York Law (without reference to its choice of laws doctrine other than Title 14 of Article 5 of the New York General Obligations Law) as the governing law, (ii) the “Cross Default” provisions of Section 5(a)(vi) of the Master Agreement shall apply to Wells Fargo, with a “Threshold Amount” of three percent (3%) of stockholders equity of Wells Fargo & Co. (a) the text “, or becoming capable at such time of being declared,” shall be deleted from Section 5(a)(vi)(1) of the Master Agreement, (b) the following provision shall be added to the end of Section 5(a)(vi) of the Master Agreement: “but a default under clause (2) above shall not constitute an Event of Default if (x) the default was caused solely by error or omission of an administrative or operational nature, (y) funds were available to enable the party to make the payment when due and (z) the payment is made within one Local Business Day of such party’s receipt of written notice of its failure to pay”, (ii) “Specified Indebtedness” has the meaning specified in Section 14 of the Master Agreement, except that, with respect to Dealer such term shall not include obligations in respect of deposits received in the ordinary course of Wells Fargo’s banking business).

The Transaction shall be the sole Transaction under the Master Agreement. If there exists any ISDA Master Agreement between Wells Fargo and Counterparty or any confirmation or other agreement between Wells Fargo and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Counterparty (each such ISDA Master Agreement, confirmation and other agreement, an “Other Master Agreement”), then notwithstanding anything to the contrary in any Other Master Agreement, the Transaction shall not be considered or deemed to be a Transaction under, or otherwise governed by, any Other Master Agreement, and the occurrence of an Event of Default, Termination Event or other event with respect to the Transaction shall not, by itself, give rise to any right or obligation under any Other Master Agreement.

All provisions contained in, or incorporated by reference to, the Master Agreement will govern this Confirmation except as expressly modified herein. If, in relation to the Transaction, there is any inconsistency between the Master Agreement, this Confirmation and the Equity Definitions, the following will prevail for purposes of such Transaction in the order of precedence indicated: (i) this Confirmation; (ii) the Equity Definitions; and (iii) the Master Agreement.
2.The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:
Trade Date:	March 31, 2026
Seller:	Wells Fargo
Buyer:	Counterparty
Shares:	The common stock of Counterparty (the “Issuer”), par value USD 0.0005 per share (Exchange ticker symbol: “NCNO”)
VWAP Price:
For any Exchange Business Day, the 10b-18 volume-weighted average price per Share at which the Shares trade for the regular trading session (including any extensions thereof) of the Exchange on such Exchange Business Day (without regard to pre-open or after hours trading outside of such regular trading session), as reported by Bloomberg at 4:15 p.m. (New York City time) (or 15 minutes following the end of any extension of the regular trading session) on such Exchange Business Day, on Bloomberg Page “NCNO<Equity> AQR_SEC” (or any successor thereto). If such price is not reported on such Exchange Business Day for any reason or is, in the Calculation Agent’s good faith and commercially reasonable discretion, erroneous, such VWAP Price shall be determined by the Calculation Agent in good faith and in a commercially reasonable manner.

Exchange:	The NASDAQ Global Select Market
Related Exchange(s):	All Exchanges; provided that Section 1.26 of the Equity Definitions shall be amended to add the words “United States” before the word “exchange” in the tenth line of that Section.
Prepayment/Variable Obligation:	Applicable
Prepayment Date:	As specified in Appendix A.
Prepayment Amount:	As specified in Appendix A.
Initial Shares:	As specified in Appendix A.
Initial Share Delivery Date:
The Prepayment Date. On the Initial Share Delivery Date, Wells Fargo shall deliver a number of Shares equal to the Initial Shares to Counterparty in accordance with Section 9.4 of the Equity Definitions, with the Initial Share Delivery Date deemed to be a “Settlement Date” for purposes of such Section 9.4.

Valuation Terms:
Valuation Date(s):
The Scheduled Valuation Date; provided that Wells Fargo shall have the right in its absolute discretion, to accelerate the Valuation Date for all or any part of the Transaction (each, an “Accelerated Valuation Date”) to any date that is on or after the Earliest Acceleration Date, by giving notice prior to 8:00
p.m. (New York City time) on the Exchange Business Day immediately following such date (each, an “Acceleration Notice”). Wells Fargo shall specify in each Acceleration Notice the portion of the Prepayment Amount that is subject to acceleration (which may be less than the full Prepayment Amount). If the portion of the Prepayment Amount that is subject to acceleration is less than the full Prepayment Amount, then the Calculation Agent shall adjust the terms of the Transaction as appropriate in order to take into account the occurrence of such Accelerated Valuation Date (including cumulative adjustments to take into account all prior Accelerated Valuation Dates).

Scheduled Valuation Date:	As specified in Appendix A, subject to postponement as provided in “Valuation Disruption” below.
Earliest Acceleration Date:	As specified in Appendix A.
Calculation Period:	For any Valuation Date, the period from, and including, the Calculation Period Start Date to, and including, such Valuation Date.
Calculation Period Start Date:	As specified in Appendix A.
Forward Price:
For any Valuation Date, the arithmetic average of the VWAP Price for each Exchange Business Day during the Calculation Period (subject to “Valuation Disruption” below) minus the Forward Price Adjustment.

Forward Price Adjustment:	As specified in Appendix A.
Valuation Disruption:
The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by replacing the words “at any time during the one-hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” with “at any time on any Scheduled Trading Day during the Calculation Period or Settlement Valuation Period” in the third line thereof.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term
“Scheduled Closing Time” in the fourth line thereof.

 Notwithstanding anything to the contrary in the Equity Definitions, if a Disrupted Day occurs in the Calculation Period or Settlement Valuation Period, Wells Fargo may elect to extend the Calculation Period or Settlement Valuation Period, as the case may be, by a number of Scheduled Trading Days equal to the number of Disrupted Days during the Calculation Period or Settlement Valuation Period, as applicable. If any such Disrupted Day is a Disrupted Day because of a Market Disruption Event (or a deemed Market Disruption Event as provided herein), Wells Fargo shall determine whether (i) such Disrupted Day is a Disrupted Day in full, in which case the VWAP Price for such Disrupted Day shall not be included for purposes of determining the Forward Price or the Cash Settlement Price, as the case may be, or (ii) such Disrupted Day is a Disrupted Day only in part, in which case the Calculation Agent shall (x) determine the VWAP Price for such Disrupted Day based on trades that are reported during the period of time during which Counterparty could purchase its own shares under Rule 10b-18(b)(2) and are effected pursuant to the conditions of Rule 10b-18(b)(3), each under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on such Disrupted Day taking into account the nature and duration of such Market Disruption Event and (y) determine the Forward Price or Cash Settlement Price, as the case may be, based on an appropriately weighted average instead of an arithmetic average, with such adjustments based on the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares.

Any Exchange Business Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be an Exchange Business Day; if a closure of the Exchange prior to its normal close of trading on any Exchange Business Day is scheduled following the date hereof, then such Exchange Business Day shall be deemed to be a Disrupted Day in full.

If a Disrupted Day occurs during the Calculation Period or Settlement Valuation Period, and each of the nine immediately following Scheduled Trading Days is a Disrupted Day (a “Disruption Event”), then the Calculation Agent, in its good faith and commercially reasonable discretion, may deem such Disruption Event (and each consecutive Disrupted Day thereafter) to be either (x) a Potential Adjustment Event in respect of the Transaction or
(y) an Additional Termination Event in respect of the Transaction, with Counterparty as the sole Affected Party and the Transaction as the sole Affected Transaction.

Settlement Terms:
Settlement Currency:	USD
Settlement Method:	If the Number of Shares to be Delivered is positive, Physical Settlement shall be applicable to the Transaction. If the Number of Shares to be Delivered is negative, then the

Counterparty Settlement Provisions in Annex A hereto shall apply to the Transaction.
Number of Shares to be Delivered:
A number of Shares (rounded down to the nearest whole number) equal to (a) (i) the Prepayment Amount divided by
(ii) the greater of (1) the Forward Price as determined on the relevant Valuation Date and (2) USD 1.00, minus (b) the Initial Shares.

Excess Dividend Amount:	For the avoidance of doubt, all references to the Excess Dividend Amount shall be deleted from Section 9.2(a)(iii) of the Equity Definitions.
Settlement Date:
The date that is one Settlement Cycle immediately following the relevant Valuation Date, provided that with respect to any Accelerated Valuation Date, the Settlement Date shall be the date that is one Settlement Cycle immediately following the date on which the relevant Acceleration Notice was delivered.

Representation and Agreement:
Wells Fargo does not, and shall not, make the agreement or the representations set forth in Section 9.11 of the Equity Definitions related to the restrictions imposed by applicable securities laws with respect to any Shares delivered by Wells Fargo to Counterparty under the Transaction.

Share Adjustments:
Potential Adjustment Event:
It shall constitute an additional Potential Adjustment Event if the Scheduled Valuation Date for any Transaction is postponed pursuant to “Valuation Disruption” above.

Notwithstanding anything to the contrary in Section 11.2(e) of the Equity Definitions, neither an Extraordinary Dividend nor the issuance of additional stock options, restricted stock or restricted stock units in the ordinary course pursuant to Counterparty's employee equity incentive plan or dividend reinvestment plan shall constitute a Potential Adjustment Event.

Method of Adjustment:	Calculation Agent Adjustment
Excess Dividend:
Any dividend or distribution on the Shares (other than any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) of the Equity Definitions or any Extraordinary Dividend).

Extraordinary Dividend:
The cash dividend or distribution per Share, or a portion thereof, declared by Counterparty on the Shares that is classified by the board of directors of Counterparty as an “extraordinary” dividend. For the avoidance of doubt, an Extraordinary Dividend shall not be deemed to be an Excess
Dividend.

Relevant Dividend Period:	The period from and including the Trade Date to and including the Relevant Dividend Period End Date.
Relevant Dividend Period End Date:	If the Number of Shares to be Delivered is negative, the last day of the Settlement Valuation Period (as defined in Annex A) (if any); otherwise, the final Valuation Date.
Extraordinary Events:
Alternative Termination Settlement:
In the event that (a) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to any Transaction or (b) any Transaction is cancelled or terminated upon the occurrence of an Extraordinary Event (except as a result of (i) a Nationalization, Insolvency or Merger Event in which the consideration to be paid to all holders of Shares consists solely of cash, (ii) a Merger Event or Tender Offer that is within Counterparty’s control, or (iii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Master Agreement or a Termination Event of the type described in Section 5(b) of the Master Agreement, in each case that resulted from an event or events outside Counterparty’s control), if either party would owe any amount to the other party pursuant to Section 6(d)(ii) of the Master Agreement or any Cancellation Amount pursuant to Article 12 of the Equity Definitions (any such amount, a “Payment Amount”), then, in lieu of any payment of such Payment Amount, unless Counterparty makes an election to the contrary no later than the Early Termination Date or the date on which such Transaction is terminated or cancelled, Counterparty or Dealer, as the case may be, shall deliver to the other party a number of Shares (or, in the case of a Nationalization, Insolvency or Merger Event, a number of units, each comprising the number or amount of the securities or property that a hypothetical holder of one Share would receive in such Nationalization, Insolvency or Merger Event, as the case may be (each such unit, an “Alternative Delivery Unit”)) with a value equal to the Payment Amount, as determined by the Calculation Agent over a commercially reasonable period of time (and the parties agree that, in making such determination of value, the Calculation Agent may take into account a number of factors, including, without limitation, the market price of the Shares or Alternative Delivery Units on the Early Termination Date or the date of early cancellation or termination, as the case may be, and, if such delivery is made by Dealer, the prices at which Dealer purchases Shares or Alternative Delivery Units to fulfill its delivery obligations under this provision; provided that the purchase prices of Dealer reflect the prevailing market prices of the Shares or Alternative Delivery Unit, as the case may be); provided that in determining the composition of any Alternative Delivery Unit, if the relevant Nationalization, Insolvency or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash; and provided further that Counterparty may elect that the delivery of Shares or Alternative Delivery Units, as the case may be, as provided for herein shall not apply only if Counterparty represents and warrants to Dealer, in writing on the date it notifies Dealer of such election, that, as of such date, Counterparty is not aware of any material non-public information regarding Counterparty or the Shares and is making such election in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws. If delivery of Shares or Alternative Delivery Units, as the case may be, pursuant to this provision is to be made by Counterparty, paragraphs 2 through 7 of Annex A hereto shall apply as if (A) such delivery were a settlement of such Transaction to which Net Share Settlement applied, (B) the Cash Settlement Payment Date were the Early Termination Date or the date of early cancellation or termination, as the case may be, and (C) the Forward Cash Settlement Amount were equal to (x) zero minus (y) the Payment Amount owed by Counterparty.

Acknowledgment Regarding Adjustments:
For the avoidance of doubt, any adjustment to the terms of the Transaction, or the determination of any amounts due upon termination of the Transaction as a result of a Merger Event or Tender Offer shall take into account, and shall not duplicate the economic effects of, any extension or other adjustment hereunder (including, without limitation, any adjustment in Section 8 below).

Consequences of Merger Events:
Share-for-Share:	Modified Calculation Agent Adjustment
Share-for-Other:	Cancellation and Payment
Share-for Combined:	Component Adjustment
Tender Offer:
Applicable; provided that Section 12.1(d) of the Equity Definitions shall be amended by replacing “10%” in the third line thereof with “25%” and “voting shares of the Issuer” in the fourth line thereof with “Shares.”

Consequences of Tender Offers:
Share-for-Share:	Modified Calculation Agent Adjustment or Cancellation and Payment, at the commercially reasonable election of Wells Fargo.
Share-for-Other:	Modified Calculation Agent Adjustment or Cancellation and Payment, at the commercially reasonable election of Wells Fargo.

Share-for-Combined:	Modified Calculation Agent Adjustment or Cancellation and Payment, at the commercially reasonable election of Wells Fargo.
Nationalization, Insolvency or Delisting:
Cancellation and Payment In addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, NYSE American, The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be the Exchange.

Determining Party:	For all Extraordinary Events, Wells Fargo
Additional Disruption Events:
Change in Law:
Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Positions” and (iii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”; provided further that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by replacing the parenthetical beginning after the word “regulation” in the second line thereof with the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”.

Failure to Deliver:	Applicable
Insolvency Filing:	Applicable
Increased Cost of Hedging:	Applicable
Loss of Stock Borrow:
Applicable, it being understood that the rate to borrow Shares shall be determined by reference to the terms of a commercially reasonable share borrowing arrangement and without regard to the Hedging Party’s cost of funding in connection with such borrowings.

Maximum Stock Loan Rate:	As specified in Appendix A.
Increased Cost of Stock Borrow:	Applicable, it being understood that the rate to borrow Shares shall be determined by reference to the terms of a commercially reasonable share borrowing arrangement and without regard to the Hedging Party’s cost of funding in connection with such borrowings.
Initial Stock Loan Rate:	As specified in Appendix A.
Hedging Party:	For all Additional Disruption Events, Wells Fargo or any affiliate of Wells Fargo
Determining Party:	For all Additional Disruption Events, Wells Fargo
Miscellaneous:
Non-Reliance:	Applicable
Agreements and Acknowledgments Regarding Hedging Activities:	Applicable
Additional Acknowledgments:	Applicable
3. Calculation Agent:
Wells Fargo; provided that, following the occurrence and during the continuation of an Event of Default pursuant to Section 5(a)(vii) of the Master Agreement with respect to which is the Defaulting Party, Counterparty shall have the right to designate a nationally recognized, independent dealer in over-the-counter corporate equity derivatives to replace Wells Fargo as Calculation Agent, and the parties shall work in good faith to execute any appropriate documentation required by such replacement Calculation Agent.

4. Account Details:
Wells Fargo’s USD payment instructions:	ABA: 121 000 248 Wells Fargo Bank, National Association Account: 4087268223 Account Name: Wells Fargo Bank, National Association Additional Instructions: To be provided as needed.
Wells Fargo’s delivery instructions:	DTC Number: 2072 Agent ID: 52196 Institution ID: 52196
Counterparty’s payment and delivery instructions:	To be advised.

5. Offices.

(a)The Office of Wells Fargo for the Transaction is: Charlotte, NC For notices with respect to the Transaction:
Notwithstanding anything to the contrary in the Master Agreement, all notices to Wells Fargo in connection with the Transaction are effective only upon delivery of email message to CorporateDerivativeNotifications@wellsfargo.com

(b)The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.
For notices with respect to the Transaction: nCino Inc.
6770 Parker Farm Drive
Wilmington, NC 28405 Attention: Greg Orenstein
6.Additional Provisions.
(a)Counterparty Representations and Agreements. Counterparty represents and warrants to, and agrees with, Wells Fargo as follows:
(i)Public Reports. As of the Trade Date, Counterparty is in compliance with its reporting obligations under the Exchange Act, and all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Exchange Act, when considered as a whole (with the most recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading. Without limiting the generality of the foregoing, Counterparty and its officers and directors are not aware of any material non-public information regarding Counterparty or the Shares.
(ii)Regulation M. Counterparty is not on the Trade Date engaged in a “distribution,” as such term is used in Regulation M under the Exchange Act (“Regulation M”). In the event that Counterparty reasonably concludes that it or any of its affiliates or agents will take any action that would cause a “restricted period” under Regulation M in respect of a distribution to be applicable to any purchases of Shares by Counterparty or any of its “affiliated purchasers” (as defined in Regulation M) on any day prior to the latest of the (i) the final Valuation Date, (ii) the last day of the Settlement Valuation Period, and (iii) the last day of the Termination Purchase Period, as applicable, Counterparty shall provide Wells Fargo at least one Scheduled Trading Day’s written notice of such fact prior to the beginning of such restricted period. Counterparty acknowledges that any such action could cause the occurrence (or deemed occurrence) of a Market Disruption Event (and, accordingly, a Potential Adjustment Event). Accordingly, Counterparty acknowledges that its actions in relation to any such notice must comply with the standards set forth in Section 6(b) below.
(iii)No Manipulation. Counterparty is not entering into the Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act and will not engage in any other securities or derivative transaction to such ends.
(iv)No Distribution. Counterparty is not entering into the Transaction to facilitate a distribution of the Shares (or any security that may be converted into or exercised or exchanged for Shares, or whose value under its terms may in whole or in significant part be determined by the value of the Shares) or in connection with any future issuance of securities.
(v)Solvency. As of the Trade Date, the Initial Share Delivery Date, the Prepayment Date and the Settlement Date, (a) the aggregate fair market value of Counterparty’s assets will exceed its liabilities (including contingent, subordinated, unmatured and unliquidated liabilities), (b) it has not engaged in and will not engage in any business or transaction after which the property remaining with it will be unreasonably small in relation to its business, (c) it has not incurred and does not intend to incur debts beyond its ability to pay as they mature, and (d) as a result of entering into and performing its obligations under the Transaction, (x) it has not violated and will not violate any relevant state law provision applicable to the acquisition or redemption by an issuer of its own securities and (y) it would not be nor would it be rendered “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)).

(vi)Eligible Contract Participant. It is an “eligible contract participant,” as defined under the Commodity Exchange Act (7 U.S.C. § 1a(18)) and CFTC regulations (17 CFR § 1.3).

(vii)Tender Offers. The purchase or writing of the Transaction by Counterparty will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.

(viii)Investment Company. Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(ix)Accounting Treatment. Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that neither Wells Fargo nor any of its Affiliates is making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity.

(x)Authorization and Disclosure. (A) The Transaction is being entered into pursuant to a publicly disclosed Share buy-back program and (B) there is no internal policy of Counterparty, whether written or oral, that would prohibit Counterparty from entering into such Transaction, including, without limitation, the purchases of Shares to be made pursuant to the Transaction.

(xi)Rule 10b-18 purchases. Counterparty represents and warrants to Wells Fargo that neither it nor any “affiliated purchaser” (as defined in Rule 10b-18 under the Exchange Act, “Rule 10b-18”) has made any purchases of blocks pursuant to the proviso in Rule 10b-18(b)(4) during either
(i) the four full calendar weeks immediately preceding the Trade Date or (ii) during the calendar week in which the Trade Date occurs.

(b)Rule 10b5-1.
(i)Counterparty intends the Transaction to comply with the requirements of Rule 10b5-1(c) under the Exchange Act. Counterparty represents and warrants to Wells Fargo that it is entering into the Transaction in good faith and not as part of a plan or scheme to evade the antifraud or anti-manipulation provisions of the federal or applicable state securities laws and that it has not entered into or altered any hedging transaction relating to the Shares corresponding to or offsetting the Transaction. Counterparty represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of the Transaction under Rule 10b5-1 under the Exchange Act.
(ii)Counterparty shall not, at any time during any Calculation Period, Settlement Valuation Period or Termination Purchase Period, communicate, directly or indirectly, any material nonpublic information concerning itself or the Shares or purchases or sales of Shares by Wells Fargo (or its agent or affiliate) to any Relevant Bank Personnel. “Relevant Bank Personnel” means any employees or agents of Wells Fargo or any affiliate of Wells Fargo that Wells Fargo has notified Counterparty in writing are “Relevant Bank Personnel”; provided that Wells Fargo may amend, with prospective effect only, the list of Relevant Bank Personnel at any time by delivering a revised list to Counterparty. “Relevant Bank Personnel” shall initially mean any personnel of the equity derivatives trading group of Wells Fargo or its affiliates who are responsible for, or have the ability to influence, the execution of the Transaction and of Wells Fargo’s hedge in relation thereto.

(iii)Counterparty agrees that Counterparty shall not enter into or alter any hedging transaction relating to the Shares corresponding to or offsetting the Transaction. Counterparty also acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c) under the Exchange Act. Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, and no such amendment, modification, waiver or termination shall be made at any time at which Counterparty or any officer, director, manager or similar person of Counterparty is aware of any material non-public information regarding Counterparty or the Shares. Counterparty represents and warrants to Wells Fargo that it will act in good faith with respect to the Transaction.
(iv)Counterparty acknowledges and agrees that it does not have, and shall not attempt to exercise, any influence over how, when or whether Wells Fargo effects any purchases of Shares in connection with the Transaction.
(c)U.S. Private Placement Representations. Each party acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) by virtue of Section 4(a)(2) thereof. Accordingly, each party hereby represents and warrants to the other party as of the date hereof that:
(i)It is an “accredited investor” (as defined in Regulation D under the Securities Act) and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the Transaction, and it is able to bear the economic risk of the Transaction.
(ii)It is entering into the Transaction for its own account and not with a view to the distribution or resale of the Transaction or its rights thereunder.
(d)Securities Contract; Swap Agreement. The parties hereto agree and acknowledge that Wells Fargo is a “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge that the Transaction is
(i) a “securities contract” as such term is defined in Section 741(7) of the Bankruptcy Code, in which case each payment and delivery made pursuant to the Transaction is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment,” within the meaning of Section 546 of the Bankruptcy Code and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code and a “payment or other transfer of property” within the meaning of Sections 362 and 546 of the Bankruptcy Code, and that Wells Fargo is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(o), 546(e), 546(g), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.
(e)Bankruptcy Status. Wells Fargo acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the transactions contemplated hereby that are senior to the claims of Counterparty’s common stockholders in the event of Counterparty’s bankruptcy; provided, that nothing herein shall be deemed to limit Wells Fargo’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to this Confirmation and the Master Agreement; and provided, further, that nothing herein shall limit or shall be deemed to limit Wells Fargo’s rights in respect of any transaction other than the Transaction.
(f)No Collateral or Setoff. Notwithstanding any provision of this Confirmation, the Master Agreement, or any other agreement between the parties to the contrary, the obligations of Counterparty under the Transaction are not secured by any collateral. Wells Fargo agrees not to set off or net amounts due from Counterparty with respect to the Transaction against amounts due from

Wells Fargo to Counterparty under obligations other than Equity Contracts. “Equity Contract” means any transaction relating to Shares between the parties (or any of their affiliates) that qualifies as ‘equity’ under applicable accounting rules.
(g)Additional Termination Events. Notwithstanding any other provision hereof, an Additional Termination Event shall be deemed to occur and Counterparty shall be the sole Affected Party pursuant to such Additional Termination Event if: (i) at any time on or prior to the final Valuation Date, the price per Share on the Exchange, as determined by the Calculation Agent, is at or below the Threshold Price as specified in Appendix A; or (ii) Counterparty declares an Excess Dividend or an Extraordinary Dividend, in either case, with an ex-dividend date that occurs or is scheduled to occur during the Relevant Dividend Period. For the avoidance of doubt, no such Excess Dividend or Extraordinary Dividend shall constitute a Potential Adjustment Event.
(h)Maximum Share Delivery. Notwithstanding anything to the contrary in this Confirmation, in no event shall Wells Fargo be required to deliver any Shares, or any Shares or other securities comprising Alternative Termination Delivery Units, in respect of the Transaction in excess of the Maximum Number of Shares as specified in Appendix A.
(i)Agreements to Deliver Documents. Counterparty agrees to complete (accurately and in a manner reasonably satisfactory to the other party), execute, and deliver to Wells Fargo, United States Internal Revenue Service Form W-8 or Form W-9, as applicable, or any successor of such form, (i) upon execution of this Confirmation, (ii) promptly upon reasonable demand by Wells Fargo, and (iii) promptly upon learning that any such form previously provided by it has become obsolete or incorrect.
(j)Indemnity. Counterparty shall indemnify and hold harmless Wells Fargo and any of its affiliates, directors, officers, employees, partners, controlling entities or agents (each, an “Indemnified Party”) from and against any and all claims, losses, damages and liabilities (including, without limitation, any documented legal or other out-of-pocket expenses reasonably incurred in connection with defending or investigating any such action or claim) (“Losses”) arising out of or attributable to Counterparty’s breach of its representations, warranties or agreements under this Confirmation, except to the extent that such Loss is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted solely from the gross negligence, willful misconduct or bad faith of any Indemnified Party. This indemnity agreement shall be in addition to any liability that Counterparty otherwise may have. The provisions of this paragraph shall survive the termination of this Confirmation.
(k)Counterparty Purchases. Without the prior written consent of Wells Fargo, Counterparty shall not, and shall cause its “affiliates” and “affiliated purchasers” (each as defined in Rule 10b-18) not to, directly or indirectly (including, without limitation, by means of a derivative) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable for Shares during the Calculation Period, Settlement Valuation Period or Termination Purchase Period. However, the foregoing shall not (a) limit Counterparty’s ability to purchase Shares in connection with any company employee, officer or director equity plan or any dividend reinvestment plan, in each case, that are not expected to result in market transactions, (b) limit Counterparty’s ability to withhold Shares to cover tax liabilities associated with any such plan, (c) prohibit any purchases effected by or for an issuer “plan” by an “agent independent of the issuer” (each as defined in Rule 10b-18), (d) otherwise restrict Counterparty’s or any of its affiliates’ ability to repurchase Shares under privately negotiated, off exchange transactions with any of its employees, officers, directors, affiliates or any third party that are not expected to result in market transactions or (e) limit Counterparty’s ability to grant stock and options to “affiliated purchasers” (as defined in Rule 10b-18) or the ability of such affiliated purchasers to acquire such stock or options in connection with Counterparty’s compensation policies for directors, officers and employees or any agreements with respect to the compensation of directors, officers or employees of any entities that are acquisition targets of Counterparty.

(l)Merger-related Transactions. During the Calculation Period, Settlement Valuation Period and Termination Purchase Period, as applicable, Counterparty shall (i) not make, or permit to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction or potential Merger Transaction (a “Merger Announcement”) unless such Merger Announcement is made prior to the opening or after the close of the regular trading session on the Exchange for the Shares, (ii) notify Wells Fargo prior to the opening of trading in the Shares on any day on which Counterparty makes, or expects to be made, any Merger Announcement, (iii) promptly notify Wells Fargo following any such Merger Announcement that such Merger Announcement has been made, and (iv) promptly deliver to Wells Fargo following the making of any such Merger Announcement a certificate indicating (A) Counterparty’s average daily Rule 10b-18 purchases (as defined in Rule 10b-18) during the three full calendar months preceding the date of the Merger Announcement and (B) Counterparty’s block purchases (as defined in Rule 10b-18) effected pursuant to paragraph (b)(4) of Rule 10b-18 during the three full calendar months preceding the date of the Merger Announcement. In addition, Counterparty shall promptly notify Wells Fargo of the earlier to occur of the completion of any Merger Transaction and the completion of the vote by target shareholders. Counterparty acknowledges that any Merger Announcement may cause the terms of the Transaction to be adjusted or terminated. Accordingly, Counterparty acknowledges that its actions in relation to any Merger Announcement or Merger Transaction must comply with the standards set forth in Section 6(b) above. Upon the occurrence of any Merger Announcement, Wells Fargo may (i) make adjustments in a commercially reasonable manner to the terms of the Transaction, including, without limitation, the Forward Price Adjustment, and/or suspend the Calculation Period, Settlement Valuation Period and/or Termination Purchase Period or (ii) treat the occurrence of such Merger Announcement as an Additional Termination Event with Counterparty as the sole Affected Party and the Transaction hereunder as the Affected Transaction and with the amount under Section 6(e) of the Master Agreement determined taking into account the fact that the Calculation Period, Settlement Valuation Period and/or Termination Purchase Period, as the case may be, had fewer Scheduled Trading Days than originally anticipated. “Merger Transaction” means any merger, acquisition, or similar transaction involving a recapitalization relating to Counterparty, other than, solely for purposes of this clause (l), any such transaction in which the consideration consists solely of cash and there is no valuation period.

(m)Acknowledgments and Agreements Regarding Hedging. Counterparty acknowledges and agrees that, subject to Section 6(n) below, (i) during the Calculation Period, Wells Fargo and its affiliates may (x) buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction and (y) be active in the market for Shares other than in connection with hedging activities in relation to the Transaction, (ii) Wells Fargo shall make its own determination as to whether, when or in what manner any hedging or market activities in Counterparty’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Forward Price and/or the VWAP Price and (iii) any market activities of Wells Fargo and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Forward Price, the Cash Settlement Price and/or the VWAP Price, each in a manner that may be adverse to Counterparty.

(n)Additional Representations, Warranties and Covenants of Wells Fargo. Wells Fargo represents, warrants and covenants to Counterparty that:
(i)Wells Fargo shall use commercially reasonable efforts, during the Calculation Period, any Settlement Valuation Period and any Termination Purchase Period, to make all purchases of Shares in connection with the Transaction in a manner that would comply with the limitations set forth in clauses (b)(1), (b)(2), (b)(3) and (b)(4) and (c) of Rule 10b-18, as if such rule were applicable to such purchases and taking into account any applicable Securities and Exchange Commission no-action letters as appropriate, and subject to any delays between the execution and reporting of a trade of the Shares on the Exchange and other circumstances beyond Wells Fargo's control; provided that, during a Calculation Period, the foregoing agreement shall not apply to purchases made to dynamically hedge for Wells Fargo's own account or the account of its affiliate(s) the optionality arising under the Transaction (including, for the avoidance of doubt, timing optionality).
(ii)It is an “eligible contract participant,” as defined under the Commodity Exchange Act (7
U.S.C. § 1a(18)) and CFTC regulations (17 CFR § 1.3).

(iii)Wells Fargo has implemented policies and procedures, taking into consideration the nature of its business, reasonably designed to prevent individuals making investment decisions related to the Transaction from having access to material nonpublic information regarding the Issuer that may be in possession of other individuals at Wells Fargo.

7.Regulatory Disruption.

In the event that Wells Fargo determines, based on advice of counsel, that it is appropriate with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Wells Fargo, and including, without limitation, Rule 10b-18, Rule 10b-5, Regulation 13D-G and Regulation 14E), to refrain from purchasing Shares or to purchase fewer than the number of Shares than would otherwise be expected to be purchased in a commercially reasonable manner on any Scheduled Trading Day during the duration of the Transaction, then Wells Fargo may, in its reasonable discretion, elect to deem that a Market Disruption Event has occurred and will be continuing on such Scheduled Trading Day or Days; provided that if such deemed Market Disruption Event is deemed to have occurred solely in response to such related policies or procedures, such Scheduled Trading Day or Days will each be a Disrupted Day in full. Wells Fargo shall promptly notify Counterparty upon the exercise of Wells Fargo’s rights pursuant to this Section 7 and to subsequently notify the Issuer when Wells Fargo determines that it may resume market activity.

8.Special Provisions regarding Acquisition Transaction Announcements.

(a)If an Acquisition Transaction Announcement occurs on or prior to the final Settlement Date, then the Calculation Agent shall make such adjustments to the exercise, settlement, payment or any other terms of the Transaction (including, without limitation, the Number of Shares to be Delivered and the Forward Price Adjustment) at such time or at multiple times to account for the economic effect on the Transaction of such Acquisition Transaction Announcement (including adjustments to account solely for changes in price, volatility, stock loan rate and liquidity relevant to the Shares, to the Transaction or to commercially reasonable hedge positions in respect of the Transaction). If an Acquisition Transaction Announcement occurs after the Trade Date, but prior to the Earliest Acceleration Date, the Earliest Acceleration Date shall be the date of such Acquisition Transaction Announcement. If, after giving effect to any such adjustment, the Number of Shares to be Delivered for any settlement of the Transaction is a negative number, then the terms of the Counterparty Settlement Provisions in Annex A shall apply.
(b)“Acquisition Transaction Announcement” means (i) the announcement of an Acquisition Transaction or an event that, if consummated, would result in an Acquisition Transaction, (ii) an announcement that Counterparty or any of its subsidiaries has entered into an agreement, a letter of intent or an understanding designed to result in an Acquisition Transaction, (iii) an announcement of the intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, an Acquisition Transaction, (iv) any other announcement that in the reasonable judgment of the Calculation Agent may result in an Acquisition Transaction, or (v) any announcement of any change or amendment to any previous Acquisition Transaction Announcement (including any announcement of the abandonment of any such previously announced Acquisition Transaction, agreement, letter of intent, understanding or intention). For the avoidance of doubt, announcements as used in the definition of Acquisition Transaction Announcement refer to any public announcement whether made by Counterparty or a third party.

(c)“Acquisition Transaction” means (i) any Merger Event (for purposes of this definition the definition of Merger Event shall be read with the references therein to “100%” being replaced by “25%” and to “50%” by “75%” and without reference to the clause beginning immediately following the definition of Reverse Merger therein to the end of such definition), Tender Offer or Merger Transaction or any other transaction involving the merger of Counterparty with or into any third party, (ii) the sale or transfer of all or substantially all of the assets of Counterparty, (iii) a recapitalization, reclassification, binding share exchange or other similar transaction with respect to Counterparty, (iv) any acquisition, lease, exchange, transfer, disposition (including, without limitation, by way of spin-off or distribution) of assets (including, without limitation, any capital stock or other ownership interests in subsidiaries) or other similar event by Counterparty or any of its subsidiaries where the aggregate consideration transferable or receivable by or to Counterparty or its subsidiaries exceeds 25% of the market capitalization of Counterparty and (v) any transaction in which Counterparty or its board of directors has a legal obligation to make a recommendation to its shareholders in respect of such transaction (whether pursuant to Rule 14e-2 under the Exchange Act or otherwise).

9.[RESERVED].

10.Transfer and Assignment.

Notwithstanding anything to the contrary in the Master Agreement, Dealer may assign, transfer and set over all rights, title and interest, powers, privileges and remedies of Dealer under this Transaction, in whole or in part, to an affiliate of Dealer whose obligations are guaranteed by Dealer without the consent of Counterparty; provided that, (i) at the time of such assignment, transfer or set over, Counterparty would not, as a result of such assignment, transfer or set over, reasonably be expected at any time (A) to be required to pay (including a payment in kind) to Dealer or such transferee, assignee or other recipient of rights, title and interest, powers, obligations, privileges and remedies an amount in respect of an Indemnifiable Tax greater than the amount Counterparty would have been required to pay to Dealer in the absence of such assignment, transfer or set over, or (B) to receive a payment (including a payment in kind) after such assignment or transfer that is less than the amount Counterparty would have received if the payment were made immediately prior to such assignment, transfer or set over, (ii) prior to such assignment, transfer or set over, Dealer shall have caused the assignee, transferee, or other recipient of rights, title and interest, powers, obligations, privileges and remedies to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Counterparty to permit Counterparty to determine that the transfer complies with the requirements of clause (i) in this paragraph, and (iii) at all times, Dealer or any transferee, assignee or other recipient of rights, title and interest, powers, obligations, privileges and remedies shall be eligible to provide a U.S. Internal Revenue Service Form W-9 or W-8ECI, or any successor thereto, with respect to any payments or deliveries under the Master Agreement.

11.Limit on Beneficial Ownership.
Notwithstanding anything to the contrary in this Confirmation, Counterparty acknowledges and agrees that, on any day, Wells Fargo shall not be obligated or entitled to receive from Counterparty any Shares, and Counterparty shall not be entitled to deliver to Wells Fargo any Shares, to the extent (but only to the extent) that, after such receipt of any Shares hereunder, (i) the Section 16 Percentage would exceed 8.0%, or (ii) the Share Amount would exceed the Applicable Share Limit. Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that, after such delivery, (i) the Section 16 Percentage would exceed 8.0%, or (ii) the Share Amount would exceed the Applicable Share Limit. If any delivery owed to Wells Fargo hereunder is not made, in whole or in part, as a result of this provision, Counterparty’s obligation to make such delivery shall not be extinguished and Counterparty shall make such delivery as promptly as practicable after, but in no event later than one Exchange Business Day after, Wells Fargo gives notice to Counterparty that, after such delivery, (i) the Section 16 Percentage would not exceed 8.0%, and (ii) the Share Amount would not exceed the Applicable Share Limit.
The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Wells Fargo and any of its affiliates or any other person subject to aggregation with Wells Fargo for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13 of the Exchange Act) of which Wells Fargo is or may be deemed to be a part beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day (or, to the extent that for any reason the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such higher number) and (B) the denominator of which is the number of Shares outstanding on such day.

The “Share Amount” as of any day is the number of Shares that Wells Fargo and any person whose ownership position would be aggregated with that of Wells Fargo (Wells Fargo or any such person, a “Wells Fargo Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Counterparty that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Wells Fargo in its reasonable discretion.

The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that could give rise to reporting or registration obligations or other requirements (including obtaining prior approval from any person or entity) of a Wells Fargo Person, under any Applicable Restriction (other than Section 13 and Section 16 of the Exchange Act), as determined by Wells Fargo in its reasonable discretion, minus (B) 1% of the number of Shares outstanding.

12.Delivery of Cash.

For the avoidance of doubt, other than payment of the Prepayment Amount by Counterparty, nothing in this Confirmation shall be interpreted as requiring Counterparty to cash settle the Transaction, except in circumstances where cash settlement is within Counterparty’s control (including, without limitation, where Counterparty timely elects not to receive or deliver Alternative Termination Delivery Units in accordance with the terms hereof) or in those circumstances in which holders of the Shares would also receive cash.

13.[RESERVED].

14.Calculations and Payment Date upon Early Termination.

The parties acknowledge and agree that in calculating (a) the Close-Out Amount pursuant to Section 6 of the Master Agreement and (b) the amount due upon cancellation or termination of the Transaction (whether in whole or in part) pursuant to Article 12 of the Equity Definitions as a result of an Extraordinary Event, Wells Fargo may (but need not) determine such amount based on (i) expected losses assuming a commercially reasonable (including, without limitation, with regard to reasonable legal and regulatory guidelines) risk bid were used to determine loss or (ii) the price at which one or more market participants would offer to sell to Wells Fargo a block of Shares equal in number to Wells Fargo’s hedge position in relation to the Transaction. Notwithstanding anything to the contrary in Section 6(d)(ii) of the Master Agreement or Article 12 of the Equity Definitions, all amounts calculated as being due in respect of an Early Termination Date under Section 6(e) of the Master Agreement or upon cancellation or termination of the Transaction under Article 12 of the Equity Definitions will be payable on the day that notice of the amount payable is effective; provided that if Counterparty elects to receive or deliver Shares or Alternative Termination Property in accordance with the language opposite the caption “Alternative Termination Settlement” above, such Shares or Alternative Termination Property shall be delivered on a date selected by Wells Fargo as promptly as practicable.

15.Adjustments.
For the avoidance of doubt, whenever Wells Fargo, the Calculation Agent or the Determining Party is called upon to make an adjustment or determination pursuant to the terms of this Confirmation or the Equity Definitions to take into account the effect of an event, Wells Fargo, the Calculation Agent or the Determining Party, as the case may be, shall make such adjustment or determination by reference to the effect of such event on the Hedging Party, assuming that the Hedging Party maintains a commercially reasonable Hedge

Position at the time of the event. All calculations, adjustments and determinations made by Wells Fargo, whether as Calculation Agent, as Determining Party, as Hedging Party (other than, for the avoidance of doubt, in making any election as Determining Party or Hedging Party) or following the occurrence of an Early Termination Date shall be made in a good faith and commercially reasonable manner. Following any calculation, adjustment or determination by Wells Fargo hereunder (including, without limitation, in its capacity as Calculation Agent), Wells Fargo will, within five Exchange Business Days of a request by Counterparty, deliver to Counterparty a report in a commonly used file format for the storage and manipulation of financial data (including the methodology, interest rates, quotations and market data (including volatility) but without disclosing any proprietary or confidential models or other proprietary or confidential information) displaying in reasonable detail the basis for such determination, adjustment or calculation, as the case may be.

16.Amendments to the Equity Definitions.

(a)Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with the word “an”; and adding the phrase “or such Transaction” at the end of the sentence.

(b)Section 11.2(c) of the Equity Definitions is hereby amended by (i) replacing the words “a diluting or concentrative” with “an” in the fifth line thereof, (ii) adding the phrase “or such Transaction” after the words “the relevant Shares” in the same sentence, (iii) deleting the words “dilutive or concentrative” in the sixth to last line thereof, and (iv) deleting the phrase “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing it with the phrase “(and, for the avoidance of doubt, except in the case of a Potential Adjustment Event as described in Section 11.2(e)(i), Section 11.2(e)(ii)(A), Section 11.2(e)(ii)(B) or Section 11.2(e)(iv), adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares) in the case of a Potential Adjustment Event as described in Section 11.2(e)(i), Section 11.2(e)(ii)(A), Section 11.2(e)(ii)(B) or Section 11.2(e)(iv), no such adjustments will be made.”

(c)Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with the word “a material”; and adding the phrase “or the relevant Transaction” at the end of the sentence.

(d)Section 12.9(b)(iv) of the Equity Definitions is hereby amended by:

(i)deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); and

(ii)replacing the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares” with the phrase “such Lending Party does not lend Shares” in the penultimate sentence.

17.Wall Street Transparency and Accountability Act.

In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, nor any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the date of this Confirmation, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Master Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Master Agreement (including, without limitation, rights arising from Change in Law, Loss of Stock Borrow, Increased Cost of Stock Borrow, Hedging Disruption, Increased Cost of Hedging, or Illegality).

18.US QFC Stay Rules.

The parties agree that (i) to the extent that prior to the date hereof all parties have adhered to the ISDA 2018
U.S. Resolution Stay Protocol (the “Protocol”), the terms of the Protocol are incorporated into and form a part of this Agreement, and for such purposes this Agreement shall be deemed a Protocol Covered Agreement and each party shall be deemed to have the same status as Regulated Entity and/or Adhering Party as applicable to it under the Protocol; (ii) to the extent that prior to the date hereof the parties have executed a separate agreement the effect of which is to amend the qualified financial contracts between them to conform with the requirements of the QFC Stay Rules (the “Bilateral Agreement”), the terms of the Bilateral Agreement are incorporated into and form a part of this Agreement and each party shall be deemed to have the status of “Covered Entity” or “Counterparty Entity” (or other similar term) as applicable to it under the Bilateral Agreement; or (iii) if clause (i) and clause (ii) do not apply, the terms of Section 1 and Section 2 and the related defined terms (together, the “Bilateral Terms”) of the form of bilateral template entitled “Full-Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)” published by ISDA on November 2, 2018 (currently available on the ISDA 2018 U.S. Resolution Stay Protocol page at www.isda.org and, a copy of which is available upon request), the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of this Agreement, and for such purposes this Agreement shall be deemed a “Covered Agreement,” Dealer shall be deemed “Covered Entities” and nCino, Inc. shall be deemed a “Counterparty Entity.” In the event that, after the date of this Agreement, all parties hereto become adhering parties to the Protocol, the terms of the Protocol will replace the terms of this section. In the event of any inconsistencies between this Agreement and the terms of the Protocol, the Bilateral Agreement or the Bilateral Terms (each, the “QFC Stay Terms”), as applicable, the QFC Stay Terms will govern. Terms used in this paragraph without definition shall have the meanings assigned to them under the QFC Stay Rules. For purposes of this paragraph, references to “this Agreement” include any related credit enhancements entered into between the parties or provided by one to the other.

“QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.2, 252.81–8, 12 C.F.R. 382.1-7 and 12
C.F.R. 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the FDIC under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.

19.Tax Provisions.

(a)Payer Tax Representations. For the purpose of Section 3(e) of the Master Agreement, each of Dealer and Counterparty makes the following representation:

(i)It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 9(h) of the Master Agreement or amounts payable hereunder that may be considered to be interest for United States federal income tax purposes) to be made by it to the other party under the Master Agreement. In making this representation, it may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of the Master Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or Section 4(a)(iii) of the Master Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or Section 4(a)(iii) of the Master Agreement and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of the Master Agreement, except that it will not be a breach of this representation where reliance is placed on clause (ii) above and the other party does not deliver a form or document under Section 4(a)(iii) of the Master Agreement by reason of material prejudice to its legal or commercial position.
(b)Payee Tax Representations. For the purpose of Section 3(f) of the Master Agreement:

(i)Dealer makes the following representations:

It is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations) for U.S. federal income tax purposes.

(ii)Counterparty makes the following representation:

It is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations) for U.S. federal income tax purposes.

(c)Withholding Tax imposed on payments to non-US counterparties under the United States Foreign Account Tax Compliance Act. “Tax” as used in Section 19(a)(i) (Payer Representations) and “Indemnifiable Tax” as defined in Section 14 of the Master Agreement, shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Master Agreement.

(d)Tax Documentation. For the purposes of Section 4(a)(i) of the Master Agreement:

(i)Dealer agrees to provide to Counterparty with a completed and signed U.S. Internal Revenue Service Form W-9, or any successor form, and any required attachments thereto
(i) on or prior to the Trade Date for any Transaction, (ii) promptly upon reasonable demand by Counterparty and (iii) promptly upon learning that any such tax form previously provided by Dealer has become obsolete or incorrect.

(ii)Counterparty agrees to provide to Dealer with a completed and signed U.S. Internal Revenue Service Form W-9, or any successor form, and any required attachments thereto
(i) on or prior to the Trade Date for any Transaction, (ii) promptly upon reasonable demand by Dealer and (iii) promptly upon learning that any such tax form previously provided by Counterparty has become obsolete or incorrect.

(e)Notwithstanding any provision in this Confirmation or the Master Agreement to the contrary, in connection with Section 1.6011-4 of the Treasury Regulations, the parties hereby agree that each party (and each employee, representative, or other agent of such party) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of this Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such U.S. tax treatment and U.S. tax structure, other than any information for which nondisclosure is reasonably necessary to comply with applicable securities laws.

20.Waiver of Trial by Jury.

EACH PARTY HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF WELLS FARGO OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

21.Counterparts.

(a)This Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Confirmation by signing and delivering one or more counterparts. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., DocuSign (any such signature, an “Electronic Signature”)) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. The words “execution,” “signed,” “signature” and words of like import in this Confirmation or in any other certificate, agreement or document related to this Confirmation shall include any Electronic Signature, except to the extent electronic notices are expressly prohibited under this Confirmation or the Master Agreement.

(b)Notwithstanding anything to the contrary in the Master Agreement, either party may deliver to the other party a notice relating to any Event of Default or Termination Event under this Confirmation by email.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing a copy of this Confirmation and returning it to CorporateDerivativeNotifications@wellsfargo.com.

WELLS FARGO BANK, NATIONAL			NCINO, INC.
ASSOCIATION

By:	/s/ Kevin Brillhart		By:
	Name:	Kevin Brillhart		Name:
	Title:	Managing Director		Title:

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing a copy of this Confirmation and returning it to CorporateDerivativeNotifications@wellsfargo.com.

WELLS FARGO BANK, NATIONAL		NCINO, INC.
ASSOCIATION

By:		By:	/s/ Gregory D. Orenstein
	Name:		Name:	Gregory D. Orenstein
	Title:		Title:	Chief Financial Officer

Appendix A

Prepayment Date:	April 1, 2026

Prepayment Amount:	$100,000,000

Initial Shares:	5,547,850 Shares

Scheduled Valuation Date:	June 29, 2026

Earliest Acceleration Date:	May 29, 2026

Calculation Period Start Date:	April 1, 2026

Forward Price Adjustment:	$0.3908

Ordinary Dividend Amount:	$0.00

Maximum Stock Loan Rate:	250 bps

Initial Stock Loan Rate:	25 bps

Threshold Price:	$4.76

Maximum Number of Shares:	34,674,060
Appendix A - Page 1

Annex A

Counterparty Settlement Provisions

1.The following Counterparty Settlement Provisions shall apply to the Transaction to the extent indicated under the Confirmation:

Settlement Currency:	USD
Settlement Method Election:
Applicable; provided that (i) Section 7.1 of the Equity Definitions is hereby amended by deleting the word “Physical” in the sixth line thereof and replacing it with the words “Net Share” and (ii) the Electing Party may make a settlement method election only if the Electing Party represents and warrants to Wells Fargo in writing on the date it notifies Wells Fargo of its election that, as of such date, the Electing Party is not aware of any material non-public information regarding Counterparty or the Shares and is electing the settlement method in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.

Electing Party:	Counterparty
Settlement Method Election Date:	The earlier of (i) the Scheduled Valuation Date and (ii) the
Exchange Business Day immediately following the Accelerated Valuation Date (in which case the election under Section 7.1 of the Equity Definitions shall be made no later than 10 minutes prior to the open of trading on the Exchange on such second Exchange Business Day), as the case may be.
Default Settlement Method:	Cash Settlement
Forward Cash Settlement Amount:	An amount equal to (i) the Number of Shares to be Delivered, multiplied by (ii) the Cash Settlement Price.
Cash Settlement Price:
An amount equal to the sum of the arithmetic average of the VWAP Prices for the Exchange Business Days in the Settlement Valuation Period, subject to Valuation Disruption as specified in the Confirmation.

Settlement Valuation Period:	A number of Scheduled Trading Days selected by Wells Fargo in its reasonable discretion, beginning on the Settlement Method Election Date, to unwind a commercially reasonable hedge position.
Cash Settlement:	If Cash Settlement is applicable, then Counterparty shall pay to Wells Fargo the absolute value of the Forward Cash Settlement Amount on the Cash Settlement Payment Date.
Cash Settlement Payment Date:	The Exchange Business Day immediately following the last day of the Settlement Valuation Period.
Net Share Settlement Procedures:	If Net Share Settlement is applicable, Net Share Settlement shall be made in accordance with paragraphs 2 through 7 below.

     2. Net Share Settlement shall be made by delivery on the Cash Settlement Payment Date of a number of Shares satisfying the conditions set forth in paragraph 3 below (the “Registered Settlement Shares”), or a number

Annex A - Page 1

of Shares not satisfying such conditions (the “Unregistered Settlement Shares”), in either case with a value equal to the absolute value of the Forward Cash Settlement Amount, with such Shares’ value based on the value thereof to Wells Fargo (which value shall, in the case of Unregistered Settlement Shares, take into account a commercially reasonable illiquidity discount), in each case as determined by the Calculation Agent. If all of the conditions for delivery of either Registered Settlement Shares or Unregistered Settlement Shares have not been satisfied, Cash Settlement shall be applicable in accordance with paragraph 1 above notwithstanding Counterparty’s election of Net Share Settlement.
3.Counterparty may only deliver Registered Settlement Shares pursuant to paragraph 2 above if:
(a)a registration statement covering public resale of the Registered Settlement Shares by Wells Fargo (the “Registration Statement”) shall have been filed with the Securities and Exchange Commission under the Securities Act and been declared or otherwise become effective on or prior to the date of delivery, and no stop order shall be in effect with respect to the Registration Statement; a printed prospectus relating to the Registered Settlement Shares (including, without limitation, any prospectus supplement thereto, the “Prospectus”) shall have been delivered to Wells Fargo, in such quantities as Wells Fargo shall reasonably have requested, on or prior to the date of delivery;
(b)the form and content of the Registration Statement and the Prospectus (including, without limitation, any sections describing the plan of distribution) shall be satisfactory to Wells Fargo;
(c)as of or prior to the date of delivery, Wells Fargo and its agents shall have been afforded a reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities and the results of such investigation are satisfactory to Wells Fargo, in its discretion; and
(d)as of the date of delivery, an agreement (the “Underwriting Agreement”) shall have been entered into with Wells Fargo in connection with the public resale of the Registered Settlement Shares by Wells Fargo substantially similar to underwriting agreements customary for underwritten offerings of equity securities, in form and substance satisfactory to Wells Fargo, which Underwriting Agreement shall include, without limitation, provisions substantially similar to those contained in such underwriting agreements relating, without limitation, to the indemnification of, and contribution in connection with the liability of, Wells Fargo and its affiliates and the provision of customary opinions, accountants’ comfort letters and lawyers’ negative assurance letters.
4.If Counterparty delivers Unregistered Settlement Shares pursuant to paragraph 2 above:
(a)all Unregistered Settlement Shares shall be delivered to Wells Fargo (or any affiliate of Wells Fargo designated by Wells Fargo) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof;
(b)as of or prior to the date of delivery, Wells Fargo and any potential purchaser of any such shares from Wells Fargo (or any affiliate of Wells Fargo designated by Wells Fargo) identified by Wells Fargo shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for private placements of equity securities (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them);
(c) as of the date of delivery, Counterparty shall enter into an agreement (a “Private Placement Agreement”) with Wells Fargo (or any affiliate of Wells Fargo designated by Wells Fargo) in connection with the private placement of such shares by Counterparty to Wells Fargo (or any such affiliate) and the private resale of such shares by Wells Fargo (or any such affiliate), substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance commercially reasonably satisfactory to Wells Fargo, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating, without limitation, to the indemnification of, and contribution in connection with the liability of, Wells Fargo and its affiliates and the provision of customary opinions, accountants’ comfort letters and lawyers’ negative assurance letters, and shall provide for the payment by Counterparty of all documented, commercially reasonable fees and expenses of Wells Fargo (and any such affiliate) in connection with such resale, including, without limitation, all documented, commercially reasonable fees and expenses of counsel for Wells Fargo, and shall contain representations, warranties, covenants and agreements of

Annex A - Page 2

Counterparty reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales; and
(d)in connection with the private placement of such shares by Counterparty to Wells Fargo (or any such affiliate) and the private resale of such shares by Wells Fargo (or any such affiliate), Counterparty shall, if so requested by Wells Fargo, prepare, in cooperation with Wells Fargo, a private placement memorandum in form and substance reasonably satisfactory to Wells Fargo.
5.Wells Fargo, itself or through an affiliate (the “Selling Agent”) or any underwriter(s), will sell in a commercially reasonable manner all, or such lesser portion as may be required hereunder, of the Registered Settlement Shares or Unregistered Settlement Shares and any Makewhole Shares (as defined below) (together, the “Settlement Shares”) delivered by Counterparty to Wells Fargo pursuant to paragraph 6 below commencing on the Cash Settlement Payment Date and continuing until the date on which the aggregate Net Proceeds (as such term is defined below) of such sales, as determined by Wells Fargo, is equal to the absolute value of the Forward Cash Settlement Amount (such date, the “Final Resale Date”). If the proceeds of any sale(s) made by Wells Fargo, the Selling Agent or any underwriter(s), net of commercially reasonable fees and commissions (including, without limitation, underwriting or placement fees) customary for similar transactions under the circumstances at the time of the offering, together with commercially reasonable carrying charges and expenses incurred in connection with the offer and sale of the Shares (including, without limitation, the covering of any over-allotment or short position (syndicate or otherwise)) (the “Net Proceeds”) exceed the absolute value of the Forward Cash Settlement Amount, Wells Fargo will refund, in USD, such excess to Counterparty on the date that is two (2) Currency Business Days following the Final Resale Date, and, if any portion of the Settlement Shares remains unsold, Wells Fargo shall return to Counterparty on that date such unsold Shares.
6.If the Calculation Agent determines that the Net Proceeds received from the sale of the Registered Settlement Shares or Unregistered Settlement Shares or any Makewhole Shares, if any, pursuant to this paragraph 6 are less than the absolute value of the Forward Cash Settlement Amount (the amount in USD by which the Net Proceeds are less than the absolute value of the Forward Cash Settlement Amount being the “Shortfall” and the date on which such determination is made, the “Deficiency Determination Date”), Counterparty shall on the Exchange Business Day next succeeding the Deficiency Determination Date (the “Makewhole Notice Date”) deliver to Wells Fargo, through the Selling Agent, a notice of Counterparty’s election that Counterparty shall either (i) pay an amount in cash equal to the Shortfall on the day that is one Currency Business Day after the Makewhole Notice Date, or (ii) deliver additional Shares. If Counterparty elects to deliver to Wells Fargo additional Shares, then Counterparty shall deliver additional Shares in compliance with the terms and conditions of paragraph 3 or paragraph 4 above, as the case may be (the “Makewhole Shares”), on the first Clearance System Business Day which is also an Exchange Business Day following the Makewhole Notice Date in such number as the Calculation Agent reasonably believes would have a market value on that Exchange Business Day equal to the Shortfall. Such Makewhole Shares shall be sold by Wells Fargo in a commercially reasonable manner and in accordance with the provisions above; provided that if the sum of the Net Proceeds from the sale of the originally delivered Shares and the Net Proceeds from the sale of any Makewhole Shares is less than the absolute value of the Forward Cash Settlement Amount then Counterparty shall, at its election, either make such cash payment or deliver to Wells Fargo further Makewhole Shares until such Shortfall has been reduced to zero.
7.Notwithstanding the foregoing, in no event shall the aggregate number of Settlement Shares for the Transaction be greater than the Reserved Shares (such number, the “Capped Number”). Counterparty represents and warrants (which shall be deemed to be repeated on each day that the Transaction is outstanding) that the Capped Number is equal to or less than the number of Shares determined according to the following formula:
A – B
Where A =    the number of authorized but unissued shares of Counterparty that are not reserved for future issuance on the date of the determination of the Capped Number; and

B =     the maximum number of Shares required to be delivered to third parties if Counterparty elected Net Share Settlement of all transactions in the Shares (other than the Transaction under this Confirmation) with all third parties that are then currently outstanding and unexercised.
Annex A - Page 3

“Reserved Shares” means 13,869,624 Shares.
If at any time, as a result of this paragraph 7, Counterparty fails to deliver to Wells Fargo any Settlement Shares, Counterparty shall, to the extent that Counterparty has at such time authorized but unissued Shares not reserved for other purposes, promptly notify Wells Fargo thereof and deliver to Wells Fargo a number of Shares not previously delivered as a result of this paragraph 7. Counterparty agrees to use commercially reasonable efforts to cause the number of authorized but unissued Shares to be increased, if necessary, to an amount sufficient to permit Counterparty to fulfill its obligation to deliver any Settlement Shares.
Annex A - Page 4